Exhibit 10.3
###COMPANY_LOGO###

###GRANT_DATE###
###PARTICIPANT_NAME###
###HOME_ADDRESS###

CASH INCENTIVE UNIT AGREEMENT

Congratulations on your ###CF_GRANT_Grant Year### long-term incentive award! Your long-term incentive (“LTI”) award is determined based on your performance and is made in recognition of your past and expected future efforts and contributions to Pitney Bowes, its subsidiaries and affiliates (“Company”). The Cash Incentive Units (“CIUs”) are granted under the Company’s Key Employees Incentive Plan (as it may be amended from time to time, the “Plan”). To the extent any capitalized terms used in this Cash Incentive Unit agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is made a part of this agreement.

Pursuant to the Plan, the Company hereby grants to you as of the “Grant Date” specified below, and you hereby accept from the Company, the number of CIUs set forth below, on the terms and conditions set forth in this agreement and in the Plan.

About Your Cash Incentive Unit (CIU) Award
The dollar value of your CIU award has been converted into ###TOTAL_AWARDS### CIUs. You are being granted one CIU for each dollar of your LTI award allocated to CIUs. Your CIU, to the extent vested, will be payable at the end of the three-year performance period, or Cycle, based on pre-established performance standards set by the Committee upon making the CIU award. While the target value of each CIU is one dollar, the ultimate payout will be based on the Committee’s determination of the Company’s achievement of the performance goals.

The grant date of the CIU award, number of CIUs that have been awarded, and the vesting date are specified below.

Grant Date	CIUs	Vesting Date
###GRANT_DATE###	###TOTAL_AWARDS###	###FIRST_VEST_DATE###

Performance Conditions
The vesting of the CIUs is conditioned upon the Company first achieving pre-established performance measures as approved by the Committee, generally at the beginning of the year of grant. The performance measures are used to determine the number of CIUs vesting at the end of the three-year performance period. Details on the performance measures applicable to the CIUs are provided to award recipients. Regardless of the Company’s achievement, the payout shall not exceed the maximum allowable for CIUs provided to an individual per year as specified in the Plan.

Prior to the vesting date, the Committee will determine whether and to what extent the performance criteria, and all other factors upon which the CIU payout is based, have been attained. In determining whether and to what extent performance criteria have been attained, the Committee may make adjustments based on unique circumstances including, but not limited to, the impact of acquisitions, divestitures, or other major unusual events. In addition, the Committee retains the prerogative of exercising negative discretion by considering the overall performance of the Company in determining the final vesting of a CIU award.

Vesting, Conversion of Cash Incentive Units
Except as provided below, to the extent the Committee determines the CIUs will become vested based on the performance criteria, the CIUs will vest on the fourth Tuesday in February following the end of the three-year Cycle, which is the “Vesting Date” set forth above. Following vesting, you will receive a cash payout based on the vested CIUs. The Committee has the authority to modify or extend the Vesting Date in its discretion.
Termination Provisions and Vesting of CIUs
Vesting of any portion of the CIU, in all cases, is subject to first meeting any performance objectives set by the Committee upon the making of the award. Except as set forth below, you must be employed by the Company through the vesting date to be eligible for a payment relating to the CIUs and unvested CIUs will be forfeited upon termination of employment. The following chart describes the more common termination events and the impact of certain terminations of your employment with the Company on these CIUs prior to the vesting date stated above.

As described below, proration is based on the number of full months you are actively* employed within the three-year (36 month) Cycle. Any CIUs not vested in accordance with the following will be forfeited.

TERMINATION EVENT	TREATMENT OF UNVESTED CIUs
Death or Disability	In the event of termination of your employment with the Company due to your death or Disability, these CIUs will first be pro-rated based upon the number of full months you were actively* employed in the Cycle and the pro-rated CIUs will be vested based on target performance for the Cycle, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid within 30 days of the date of termination of employment due to death or Disability. The payment, if any, will be made to your personal representative, spouse, designated beneficiary or to your estate.
Retirement (termination at or after age 60 with at least 5 years of service)	In the event of termination of your employment with the Company due to your Retirement, CIUs outstanding at least six months will remain outstanding and be prorated based on the number of full months you were actively* employed in the Cycle. The pro-rated CIUs will be vested based on actual performance for the Cycle as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid at the same time payments are made on CIU awards for the same Cycle to participants who are actively employed by the Company. CIUs will be forfeited on the date of Retirement if the Grant Date is less than six months from the date of Retirement.
Involuntary termination other than for Cause** or Gross Misconduct** (pursuant to a written separation agreement and release and NOT Retirement eligible)
In the event of termination of your employment with the Company other than for Cause or Gross Misconduct pursuant to a written separation agreement and release, the CIUs will be forfeited on the date of termination of employment if the Grant Date is less than one year from the date of termination.

If the Grant Date is more than one year from the dated of termination, these CIUs will be prorated based on the number of full months you were actively* employed in the Cycle. The pro-rated CIUs will be vested based on actual performance for the Cycle as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid at the same time payments are made on CIU awards for the same Cycle to participants who are actively employed by the Company.

Sale of Business	In the event of termination of your employment with the Company due to a Sale of Business, these CIUs will be prorated based on the number of full months you were actively* employed in the Cycle. The pro-rated CIUs will be vested based on actual performance for the Cycle. as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid at the same time payments are made on CIU awards for the same Cycle to participants who are actively employed by the Company.
Voluntary resignation	In the event of termination of your employment with the Company due to your voluntary resignation, unvested CIUs will forfeit on the date of termination of employment.
Termination For Cause** or Gross Misconduct**	In the event of termination of your employment with the Company for Cause or Gross Misconduct, any unvested CIUs will forfeit on the date of termination of employment or the date of the actions giving rise to Cause or Gross Misconduct, as determined by the Company.
* Active service is defined as the period you are actively working at your assigned, required or approved work location performing your normal assigned duties and responsibilities. Notice period whether satisfied by continued employment or approved garden leave is considered active service.

** “Cause” and “Gross Misconduct” are defined in the Pitney Bowes Inc. Key Employees Incentive Plan.

If your employment with the Company terminates and you are subsequently rehired by the Company, your subsequent employment will not reinstate your rights under this CIU award or any other award(s) granted to you prior to your termination from employment.

The CIUs and all amounts payable in respect of the CIUs are subject to the Company’s clawback policies and the recoupment provisions of the Plan.

Income and Tax Withholding at Vesting
For income tax consequences of your award, please refer to the Tax Summary for your country which can be found by accessing your Shareworks account with Morgan Stanley at Work at https://shareworks.solium.com/. The Company will withhold all required taxes pursuant to the laws of the local jurisdiction. By accepting this award, you authorize the Company to withhold appropriate taxes and other required payments, if, and when it determines the award becomes taxable to you.

Income from CIUs Are Not Considered Compensation for Benefit Plan Purposes
Any income related to CIUs will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.

No Vested Rights in Future Awards; Waiver of Claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future CIU awards, nor shall any CIUs granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting of your CIUs, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Limits on Transfer of Awards
Neither this CIU award nor any right under any this CIU award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by you other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. If the Committee so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights under this CIU agreement and receive any property distributable with respect to this CIU award upon your death or Total Disability. Amounts payable under this CIU award, and any rights under this CIU award, shall be payable or exercisable, during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

Adjustment, Recoupment, Forfeiture
Notwithstanding anything to the contrary contained, in consideration of the grant of this CIU award, you agree that this CIU award and any payments under it will be subject to forfeiture or repayment to the extent provided for in the Pitney Bowes Inc. Compensation Recoupment Policy, as in effect from time to time, and the Plan. In the event of any inconsistencies between this CIU agreement and any applicable clawback policy, the clawback policy will govern in any and all cases.

Data Privacy
In order for Pitney Bowes to meet its administrative, tax and legal obligations, you agree to allow the Company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held and cash awards or previously made and any other personal data required and relevant to the administration of this award, tax compliance and reporting purposes. Because Pitney Bowes is a multinational Company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where administration information collection and processing may occur.

Your agreement to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the Company and any other person that the Company may engage in the administration of this award. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing Workday, where available. By accepting this award, you agree to the collection, use, and storage of your personal data for purposes described in this award. If you do not agree, you may revoke the award by contacting your local Human Resources Representative.

Amendment, Modification or Termination and Adjustment for Errors
This CIU award and this CIU agreement are subject to amendment, modification or termination by the Company at any time as provided in the Plan. The Company reserves the right to correct any administrative error in this CIU agreement.

Terms of the Pitney Bowes Key Employee Incentive Plan
These CIUs are subject to the terms of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this CIU agreement, the provisions of the Plan shall govern. You hereby accept as final, conclusive and binding any decisions by the Committee with respect to the interpretation or administration of the Plan and this CIU agreement. A copy of the Plan and further information concerning the Plan is available on the Company’s intranet.

By acceptance of this CIU agreement, you agree to accept the terms of the CIU award as set forth herein and in the Plan.